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                                                                   EXHIBIT (3.1)


               AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT
                OF LIMITED PARTNERSHIP OF BUCKEYE PARTNERS, L.P.


          THIS AMENDMENT is made as of this 18th day of July, 1995 by Buckeye Management Company, a Delaware corporation ("BMC" or the "General Partner").

          WHEREAS, BMC is the general partner of Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership");

          WHEREAS, the Board of Directors of BMC, on behalf of the General Partner, and a special committee of disinterested directors of the Board of Directors of BMC, on behalf of the Partnership, have resolved to amend the Partnership Agreement to extend the period of time in which BMC has agreed to act as General Partner for an additional ten years;

          WHEREAS, the Partnership is governed under an Amended and Restated Agreement of Limited Partnership dated as of December 23, 1986 (the "Partnership Agreement");

          WHEREAS, on October 16, 1992, Laurel Pipe Line Company, L.P., a Delaware limited partnership ("Laurel LP"), was formed and is the successor by merger to the business of LE Holdings, Inc., a Delaware corporation and a subsidiary of the Partnership ("LEH"), and Laurel Pipe Line Company, an Ohio corporation and a subsidiary of LEH;

          WHEREAS, Section 15.1 of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the consent of the limited partners of the Partnership to reflect any change that in the good faith opinion of the General Partner does not adversely affect such limited partners in any material respect;

          WHEREAS, the General Partner desires to amend the Partnership Agreement to include Laurel LP as an "Operating Partnership" for purposes of the Partnership Agreement and to reflect the extension of the term of the General Partner; and

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          WHEREAS, the General Partner has determined that such amendments do not adversely affect the limited partners of the Partnership in any material respect.

          NOW THEREFORE, intending to be legally bound, the Partnership Agreement is hereby amended as follows:


          1. The definition of "Operating Partnership" in Article I of the Partnership Agreement is hereby amended in its entirety as follows:

               "Operating Partnerships" means Buckeye Pipe Line Company, L.P., Buckeye Pipe Line Company of Michigan, L.P., Buckeye Tank Terminals Company, L.P., Everglades Pipe Line Company, L.P. and Laurel Pipe Line Company, L.P., each a Delaware limited partnership."

          2. The first sentence of Section 13.1(a) of the Partnership Agreement is hereby amended in its entirety as follows:

               BMC hereby agrees to act as General Partner of the Partnership until the date which is twenty years after the Time of Delivery, subject to its right to transfer all of its GP Units pursuant to
               Section 11.1.

          3. All terms used herein but not otherwise defined herein shall have the meaning set forth for such terms in the Partnership Agreement.

          4. Any provision of the Partnership Agreement which is inconsistent with the provisions of this Amendment shall be deemed amended to effectuate the intention expressed herein. Every other provision of the Partnership Agreement shall remain unchanged and in full force and effect.

          5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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          IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.


                                    BUCKEYE MANAGEMENT COMPANY,
                                    as General Partner


                                    By:  _________________________
                                         Name:
                                         Title:

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